UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☒	Soliciting Material under §240.14a-12

RADIUS RECYCLING, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

On March 13, 2025, the following email was sent by an authorized representative of Radius Recycling, Inc., an Oregon corporation, to certain of its employees:

Where change begins

Subj: Our Next Chapter

March 13, 2025

To the Radius Recycling Community:

I’m writing to share some exciting news about the future of our Company.

Moments ago, we announced that our Company, Radius Recycling, has entered into a merger agreement with a U.S. subsidiary of Toyota Tsusho Corporation (“TTC”) to acquire all shares of Radius for $30.00 per share in cash. This announcement builds on our longstanding relationship with TTC and will enable us to advance our commitment to increasing recycling and expanding the circular economy. Upon completion of the transaction, we will continue to operate as we have in the past, with our teams, our operating facilities, our headquarters, our strategy, and our brands retained.

I am certain that many of you have questions about why we are joining forces with TTC and what this means for each of us. I have provided some information below on each of these topics.

I’ll also be holding a virtual Town Hall on Tuesday, March 18th at Noon Pacific / 3:00pm Eastern to discuss this transaction with you in more detail. The link to attend the Town Hall will be distributed tomorrow. If you do not receive it, please contact your HR Business Partner. We will also be providing simultaneous translation into Spanish. I hope you will be able to participate!

About TTC

TTC, an affiliate of the Toyota Group, is a prominent Japanese trading company headquartered in Nagoya and Tokyo with approximately $65 billion in global revenue and 70,000 employees worldwide. Like Radius, TTC is a proven leader in metals and automotive recycling whose core businesses include Circular Economy, Metal+, Supply Chain, Mobility, and Green Infrastructure. We are confident that TTC’s focus on ethics, safety, and environmental stewardship are an excellent fit with Radius’ culture of integrity and sustainability leadership.

Accelerating Radius’ Strategic Priorities and Supporting Our Stakeholders

This transaction is about best positioning Radius for the future. Over the last three years, we’ve been working with TTC to explore growth opportunities in ASR recycling, end-of-life vehicle recycling, EV battery recycling, and nonferrous recycling, among others. Our decision to join forces with TTC is a testament to the strength of our relationship and will enable us to amplify our operations and build on the important work we’ve undertaken together. We believe the combination of our two companies will provide the following:

•	Increased Resources to Further Strategic Priorities. With TTC’s financial support, Radius will have a greater ability to invest in the continued development of its metals recycling platform, Pick-N-Pull auto recycling business, 3PR™ recycling services and solutions, and Cascade electric arc furnace and rolling mill. Radius will also benefit from TTC’s recycling technologies that seek to increase the recovery of ferrous and nonferrous metals and reduce material going to landfills.

•	Opportunity to Expand and Diversify Business. Radius expects to benefit from TTC’s strong relationships with automotive OEMs and Tier 1, 2, and 3 suppliers, enabling Radius to expand its opportunities to partner with metals consumers. With a further diversified customer base, Radius will have a more robust operating platform from which to invest in its facilities, grow, and provide enhanced products and services.

•	Investment in Radius’ Operations. TTC recognizes the importance of innovative, closed-loop solutions to improving supply chains, manufacturing activity, and the environment. TTC is committed to investing in the development of Radius’ infrastructure and manufacturing capabilities across its operating sites, with the goal of growing and diversifying Radius’ platform over the long term.

Put simply, we are confident that this transaction will provide Radius with the platform for further investment in the continued development of our metals recycling business, Pick-N-Pull auto recycling business, 3PR™ recycling services and solutions, and Cascade electric arc furnace and rolling mill – all while delivering compelling benefits to our employees, our customers, our shareholders, and the communities that we serve.

What This Means for the Radius Team

TTC recognizes that Radius’ team is core to our success. Maintaining who we are and what we do is very important to TTC and to the success of this transaction. We will work together to strengthen and amplify our operations, including our metals recovery technologies, innovative 3PR™ solutions, Pick-N-Pull branded auto recycling and used parts platform, and Cascade electric arc furnace and rolling mill in Oregon. TTC has seen firsthand the hard work and enthusiasm you all bring to our Company, and it is one of the foremost reasons they have entered into this agreement. TTC has a track record of championing its employees and the communities it serves, and that will be no different here. We are confident that, as part of TTC’s larger organization, Radius employees will have even more opportunities as we work together to increase recycling and expand the circular economy. TTC has committed to honoring compensation and benefits programs and all collective bargaining agreements for Radius employees. TTC’s high focus on ethics, safety, and environmental stewardship are an excellent fit with Radius’ culture of integrity and sustainability leadership.

Next Steps – Business as Usual

Please keep in mind that today’s announcement is just the first step. The transaction, which has been approved by our Company’s Board of Directors, is expected to close in the second half of calendar year 2025, subject to approval by our shareholders, regulatory approvals, and other customary closing conditions. At that time, Radius will cease to be a standalone public company, and our shares will no longer be listed or traded on any stock exchange.

Until then, Radius and TTC will remain separate, independent companies, and it’s business as usual. The most important thing you can do is remain focused on your day-to-day responsibilities. There is important work underway at Radius, and we are counting on you to continue executing against our strategic objectives while maintaining our standards of operational excellence.

I am excited about the opportunities ahead of us and want to thank you all for your continued dedication to Radius. Your contributions have brought us to this important milestone and will carry us into our Company’s next chapter.

Tamara

Tamara L. Lundgren

Chairman, President and Chief Executive Officer

Tel: 503.417.2046 | Fax: 503.471.4646 | Cell: 917.539.7961

Email: talundgren@rdus.com

Consistent with our Company’s policies, please forward any inquiries from the media to Eric Potashner, our Chief Public Affairs and Communications Officer, at epotashner@rdus.com and any inquiries from investors to Michael Bennett, Head of Investor Relations, at mcbennett@rdus.com.

FORWARD LOOKING STATEMENTS

The foregoing contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These statements often contain words such as “outlook,” “target,” “aim,” “believes,” “expects,” “anticipates,” “intends,” “assumes,” “estimates,” “evaluates,” “may,” “will,” “should,” “could,” “opinions,” “forecasts,” “projects,” “plans,” “future,” “forward,” “potential,” “probable,” and similar expressions. The absence of these words or similar expressions, however, does not mean that a statement is not forward-looking. Forward-looking statements are made based upon management’s current expectations and beliefs and are not guarantees of future performance. Such forward-looking statements are subject to a number of risks, uncertainties, assumptions and other factors that could cause actual results and the timing of certain events to differ materially from future results expressed or implied by the forward-looking statements. These factors include, among others: completion of the proposed transaction is subject to various risks and uncertainties related to, among other things, its terms, timing, structure, benefits, costs and completion; required approvals to complete the proposed transaction by our shareholders and the receipt of certain regulatory approvals, to the extent required, and the timing and conditions for such approvals; the stock price of Radius Recycling, Inc. prior to the consummation of the proposed transaction; the satisfaction of the closing conditions to the proposed transaction; potential environmental cleanup costs related to the Portland Harbor Superfund site or other locations; the impact of equipment upgrades, equipment failures, and facility damage on production; failure to realize or delays in realizing expected benefits from capital and other projects, including investments in processing and manufacturing technology improvements and information technology systems; the cyclicality and impact of general economic conditions; the impact of inflation and interest rate and foreign currency fluctuations; changing conditions in global markets including the impact of sanctions and tariffs, quotas, and other trade actions and import restrictions; increases in the relative value of the U.S. dollar; economic and geopolitical instability including as a result of military conflict; volatile supply and demand conditions affecting prices and volumes in the markets for raw materials and other inputs we purchase; significant decreases in recycled metal prices; imbalances in supply and demand conditions in the global steel industry; difficulties associated with acquisitions and integration of acquired businesses; supply chain disruptions; reliance on third-party shipping companies, including with respect to freight rates and the availability of transportation; restrictions on our business and financial covenants under the agreement governing our bank credit facilities; potential limitations on our ability to access capital resources and existing credit facilities; the impact of impairment of goodwill and assets other than goodwill; the impact of pandemics, epidemics, or other public health emergencies; inability to achieve or sustain the benefits from productivity, cost savings, and restructuring initiatives; inability to renew facility leases; customer fulfillment of their contractual obligations; the impact of consolidation in the steel industry; product liability claims; the impact of legal proceedings and legal compliance; the impact of climate change; the impact of not realizing deferred tax assets; the impact of tax increases and changes in tax rules; the impact of one or more cybersecurity incidents; the impact of increasing attention to environmental, social, and governance matters; translation risks associated with fluctuation in foreign exchange rates; the impact of hedging transactions; inability to obtain or renew business licenses and permits; environmental compliance costs and potential environmental liabilities; increased environmental regulations and enforcement; compliance with climate change and greenhouse gas emission laws and regulations; the impact of labor shortages or increased labor costs; reliance on employees subject to collective bargaining agreements; and the impact of the underfunded status of multiemployer plans in which we participate; and other risks set forth under the heading “Risk Factors,” of our Annual Report on Form 10-K for the year ended August 31, 2024 and in our subsequent filings with the Securities and Exchange Commission. You should not rely upon forward-looking statements as predictions of future events. Furthermore, such forward-looking statements speak only as of the date of this report. Our actual results could differ materially from the results described in or implied by such forward-looking statements. Forward-looking statements speak only as of the date hereof, and, except as required by law, we undertake no obligation to update or revise these forward-looking statements.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

This communication does not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities or a solicitation of any vote or approval. This communication relates to a proposed acquisition of Radius Recycling, Inc. by Toyota Tsusho America, Inc., a wholly owned subsidiary of Toyota Tsusho Corporation. In connection with this proposed acquisition, Radius Recycling, Inc. plans to file one or more proxy statements or other documents with the SEC. This communication is not a substitute for any proxy statement or other document that Radius Recycling, Inc. may file with the SEC in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS OF Radius Recycling, Inc. ARE URGED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS THAT MAY BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Any definitive proxy statement(s) (if and when available) will be mailed to shareholders of Radius Recycling, Inc. Investors and security holders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC by Radius Recycling, Inc. through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by Radius Recycling, Inc. will be available free of charge on Radius Recycling, Inc.’s internet website at www.radiusrecycling.com or upon written request to: Investor Relations, Radius Recycling, Inc., 222 SW Columbia Street, Suite 1150, Portland, Oregon 97201 or by telephone at (503) 323-2811.

Participants in Solicitation

Radius Recycling, Inc., its directors and certain of its executive officers and employees may be deemed to be participants in the solicitation of proxies in connection with the proposed transaction. Information about the directors and executive officers of Radius Recycling, Inc. is set forth in its proxy statement for its 2025 annual meeting of shareholders, which was filed with the SEC on December 16, 2024.

Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC when they become available. These documents can be obtained free of charge from the sources indicated above.

Radius Recycling, Inc.

222 SW Columbia Street

Suite 1150

Portland, Oregon 97201

Tel. (503) 323-2811

www.radiusrecycling.com